FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Amtech Systems, Inc. (the “Company”) and Fokko Pentinga (the “Executive”) entered into an Employment Agreement dated June 29, 2012 (with all subsequent amendments thereto, the “Agreement”); and

WHEREAS, the Company and the Executive now desire to further modify the Agreement by entering into this Fifth Amendment to Employment Agreement (this “Fifth Amendment”).

NOW, THEREFORE, the parties agree to the following amendment to the Agreement, to be effective retroactively to October 1, 2016 (the “Effective Date”), with all unmodified portions of the Agreement to remain in full force and effect:

1. Section 2 of the Agreement is hereby amended to reduce the Executive’s annual base salary to US$325,600, or €290,162, per annum, based on a six month average exchange rate fixed one day before the Effective Date of this Agreement.

2. Section 2 of the Agreement is hereby further amended to add the following sentence to the end of the paragraph:

“Notwithstanding the foregoing, in the event the Executive is entitled to severance or other termination payments pursuant to Section 9 or Section 19, such severance or termination payment shall be calculated as if the Executive’s annual base salary was US$407,000 per annum or €343,055, per annum, based on a six month average exchange rate fixed one day before the effective date of the Fourth Amendment of this Agreement.”

3. The parties agree that the above-referenced reduction in base salary may be restored at any time in the Executive's sole discretion with advance written notice from the Executive to the Company's Compensation Committee.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of November 10, 2016.

AMTECH SYSTEMS, INC.

By: /s/ Robert T. Hass
Robert T. Hass
Chief Financial Officer

By: /s/ Fokko Pentinga
Fokko Pentinga
Executive